Exhibit 10.11

ADVENT POWER SYSTEMS, INC.

2904 Victoria Place, Suite C2	20 December 2010	Phone: 954-979-6510
Coconut Creek, Florida 33066		Fax: 954-977-4460
E-Mail: philmyers@adventflorida.com
Website: www.adventflorida.com

SUBCONTRACTOR CONTRACT FOR DEVELOPMENT OF A RANKINE CYCLE ENGINE TO DRIVE A 10 KILOWATT APU FOR COMBAT VEHICLES.

This Agreement is dated this 22nd day of December 2010 between Advent Power Systems, Inc., (‘APS”) a Florida Corporation located at 2904 Victoria Place, Suite C2, Coconut Creek, Florida 33066, and Cyclone Power Technologies, Inc.,  a Florida corporation located at 601 NE 26th Court
Pompano Beach, FL 33064 (referred to herein subsequently as SUBCONTRACTOR).

WHEREAS, APS is about to sign a contract with the U.S. Army for $1.4 million to develop a compact 10 kilowatt auxiliary power unit (“APU”) for  use on several classes of ground combat vehicles, including the Abrams Main Battle Tank, the Bradley Fighting Vehicle, and the Stryker Armored Vehicle; and

WHEREAS, this APS contract with the Army is for the Phase I development and test of three complete APUs, as further defined herein; and

WHEREAS, successful performance on this Phase I contract is expected to lead to a Phase II contract of comparable overall amount for the installation and testing of the APUs in an actual combat vehicle (expected to be the Abrams Main Battle Tank), and

WHEREAS, successful performance on Phases I and II may lead to procurement of up to 15,000 production units, or more.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, APS and SUBCONTRACTOR do hereby agree as follows:

1.	For a fixed price, to be all inclusive for the SUBCONTRACTOR in the amount of $699,998, SUBCONTRACTOR shall perform the following tasks, as generally defined as:
a.  Design in detail a Cyclone engine of approximately 16 horsepower (the “Cyclone Engine”) that can deliver a net of 10 kilowatts with a 90% efficient generator. The procurement and performance of the generator and other electrical systems shall not be the responsibility of the SUBCONTRACTOR, but integration of it with the Cyclone Engine is included in this work order.  Such design will conform generally with design parameters supplied by SUBCONTRACTOR and attached in writing to this Agreement, and along with generator and associated controls, shall fit into a space that is 12” x 12” x 17”.
b. All parts and components for four copies of the Cyclone Engine shall be designed in detail, in CAD (Solidworks) form, and ordered and paid for by Cyclone, out of its project budget (the $699,998). In so far as practical and feasible in SUBCONTRACTOR’s discretion, SUBCONTRACTOR shall order said parts from Topline Energy Systems, Inc.
c.   SUBCONTRACTOR shall conduct training sessions for APS officials and those working on Cyclone Engine modeling (Rich Belaire and Associates) so that they are fully knowledgeable on how the Cyclone Engine operates, its characteristics, and performance parameters.  This training will be no more than 20 hours.

d.	SUBCONTRACTOR shall assemble and test the Cyclone Engine parts of the overall system, using SUBCONTRACTOR’s reasonably accepted engine performance equipment and parameters.
e.
In conjunction with APS, Belaire and Associates, and contractors for the generators, SUBCONTRACTOR shall conduct performance and reliability testing on three of the four engines to be built. Specifics of the performance and reliability testing shall be set forth in the specifications attached to this Agreement.

f.
The project to develop the three (3) Cyclone Engines (with an additional set for parts) shall be completed no later than 12 months from the commencement of APS’ prime contract with the U.S. Army.  Upon the delivery of two (2) working prototype Cyclone Engines to APS (one of which APS will deliver to the U.S. Army), this contract shall be deemed completed. Any modifications required after delivery of the 2 engines, or based on new specifications from either APS or the U.S. Government shall be billed separately and in addition to the budget set forth herein.

2.	Out of its fixed payment in total, SUBCONTRACTOR shall be directly responsible for payment of :

a.  Any raw materials needed for their responsibilities, and all fabricated parts, nuts, bolts, or other parts and materials needed for the Cyclone Engines.
b.  All engineering, managerial, technical, professional and related staffing, whether on not on the full-time staff of SUBCONTRACTOR for the Cyclone Engines.
c.  All assembly operations and labor therefore on the Cyclone Engines;
d.  All testing, equipment purchase and rental therefore, along with supervision, and engineering for the engine performance testing of the Cyclone Engines at Cyclone, per the specifications.
e.  All overhead expenses, rent, operations, engineering, fringe benefits, taxes, and all other generally related expenses incurred in the satisfaction of this subcontract.
f.  All travel and travel related expenses incurred by SUBCONTRACTOR in support of this subcontract, including all air travel, rental cars, hotels, meals, and other incidental expenses, up to 5 days of total travel for 2 persons within the US.

3.  Promptly (within three business days) at the end of each calendar month of the main contract, SUBCONTRACTOR shall issue to APS the following:

a.  A statement in detail of the progress made during the previous month;
b.  Problems encountered, along with an indication of the approach to be taken to fix said problems,
c.  The total cost incurred under the subcontract for the month; the amount cumulatively already charged, and the remaining amount to be charged in satisfaction of the subcontract.
d.  SUBCONTRACTOR’s final invoice upon delivery of the two Cyclone Engines shall include all work performed in the previous month plus any balance of the $699,998 provided in this subcontract, invoiced as “reserve/fees”.

4
All equipment, hardware, and software purchased by SUBCONTRACTOR for this subcontract shall remain the property of SUBCONTRACTOR on the completion of this subcontract, except to the extent the U.S. Army specifically requests in writing such equipment, hardware, or software.

5.
At the latest of the 5th business day of each new month of this subcontract, APS shall submit to the U.S. Army or designated paying agent the aggregated amount from each subcontractor along with additional APS expenses.  If SUBCONTRACTOR misses the submission date then they will be submitted the following month.  Within five business days of APS receiving payment from the U.S. Government, it will wire transfer the SUBCONTRACTOR’s portion of such payment, as per the SUBCONTRACTOR’s wire transfer instructions, which shall be supplied within two weeks of the signing of this agreement.

6.
APS shall be ultimately responsible for payment of invoices from SUBCONTRACTOR and submitting invoices to the U.S. Government in a timely manner. SUBCONTRACTOR shall have the right to stop work in the instance that invoices are not timely paid by APS. SUBCONTRATOR shall not be liable for delays in the project due to failure of APS to make timely payments to SUBCONTRACTOR.

7.
While this overall contract is not militarily classified, it does involve trade secrets.  Both APS and SUBCONTRACTOR shall take care so as not to disclose trade secrets of each other or other SUBCONTRACTORS to parties not subject to this Agreement, except for other SUBCONTRACTORS and staff or active duty members of the U.S. Army. APS shall be responsible for providing NDAs from each of its other subcontractors (such as Belaire) for the benefit of and in a form agreeable to SUBCONTRACTOR.

8.
SUBCONTRACTOR shall maintain its book and records relative to this subcontract for three years from the completion of this contract (or longer if required by the Army) in such form that they may be reviewed and audited by the Army, should the Army or designated auditing agency desire.

9.
This Agreement shall take full force and effect immediately after APS has signed the development contract with the U.S. Army.  It shall terminate six months after completion of the main contract between APS and the U.S. Army, except as to the retention of records.

10.	This Agreement shall be governed by Florida law.

11.
In the event of a disagreement between the parties to this Agreement, they shall attempt to resolve such disagreement in a calm business like fashion.  If that issue cannot be resolved, then the parties hereto agree to submit it to binding arbitration to the office of the American Arbitration Association, closest to APS.

12.
At the completion the twelve (12) months of work on the overall contract, SUBCONTRACTOR shall retain one fully assembled 10 kW APU, in demonstratable running condition, plus spare parts for an additional APU.  Two copies in operating form shall be shipped to APS, one of which APS will forward to the Army.

13.
This is a subcontract for the development and delivery of prototype engines. No additional license rights, intellectual property rights or otherwise shall be established under this subcontract, and all other terms and conditions of the parties’ Technology License Agreement dated March 24, 2006, as amended, shall apply including but not limited to ownership if IP rights. In any conflict between this subcontract and the License, the License shall govern.

THIS AGREEMENT IS A LEGALLY BINDING CONTRACT BETWEEN SUBCONTRACTOR AND APS.

/s/Harry Schoell		/s/ Phillip F. Myers
By:	Harry Schoell, CEO	By:	Phillip F. Myers, President
Cyclone Power Technologies, Inc.		Advent Power Systems, Inc.

SPECIFICATIONS AND TESTING PARAMETERS

Cyclone Engine

Components: Four (4) Schoell cycle engines, with heat regeneration, combustion chamber, condenser, blowers, fans, pumps and other peripheral equipment.  Components and wiring to be integrated with a 10kW, 28VDC, variable AMP generator, to be procured by APS.

Power: 16 hp gross. RPM, psi and operating temp to be determined with design parameters.

Size: To fit into 12” x 12” x 17” horizontal box with generator and electronics. Fuel tank, fuel lines, battery, air ducts, and exhaust not included in size specs.  Weight not specified.

Plant efficiency: Not specified.

Testing Parameters:

 Initial engine to be tested under load at 50% power for four (4) runs of four (4) hours each; at 75% power for two (2) runs of six (6) hours each; and 100% power for two (2) runs of six (6) hours each.

Two engines to be delivered to APS shall be tested prior to shipment at 100% power for two (2) runs of four hours each.